Exhibit (b)(1)

EXECUTION VERSION

BLACKSTONE CAPITAL PARTNERS, VI L.P.

C/O THE BLACKSTONE GROUP L.P.

345 PARK AVENUE

NEW YORK, NEW YORK 10154

August 3, 2011

Beagle Parent Corp.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Emdeon Inc.

3055 Lebanon Pike

Suite 1000

Nashville, TN 37214

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of Blackstone Capital Partners, VI L.P. (“Sponsor”), on the terms and subject to the conditions contained herein, to purchase, or cause the purchase of, the equity of Beagle Parent Corp., a newly formed Delaware corporation (“Parent”). It is contemplated that, pursuant to the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) entered into concurrently herewith by and among Emdeon Inc., a Delaware corporation (the “Company”), Parent and Beagle Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent. Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

1. Commitment. Sponsor hereby commits, on the terms and subject to the conditions set forth herein, at the Closing, to purchase, or cause the purchase of, the equity of Parent for an aggregate purchase price of $870,000,000 in cash in immediately available funds (the “Commitment”), for the purpose of allowing Parent to consummate the Merger and fund a portion of the aggregate Merger Consideration required to be paid pursuant to the Merger Agreement; provided that Sponsor shall not, under any circumstances, be obligated to contribute more than the Commitment to Parent. Sponsor may effect the purchase of the equity of Parent directly or indirectly through one or more affiliated entities or other designated co-investors; provided that no such action shall reduce the amount of the Commitment or otherwise affect the obligations of Sponsor under this Agreement or prevent or materially impair or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement. In the event Parent does not require all of the equity with respect to which the Sponsor has made commitments in order to consummate the Merger, the amount to be funded under this Agreement may be reduced, in a manner determined by Sponsor (but subject to the proviso in the foregoing sentence), to the extent not required by Parent to consummate the Merger.

2. Conditions. The obligation of Sponsor to fund or cause the funding of the Commitment shall be subject only to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction of all conditions set forth in Sections 6.1 and 6.2 of the Merger Agreement (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to their satisfaction at the Closing) or the failure of which to be satisfied is attributable primarily to any breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the Merger Agreement), (iii) the Debt Financing has been funded or would be funded at the date the Closing is required to occur pursuant to Section 2.1 of the Merger Agreement if the Equity Financing and the Rollover Investment were consummated at such date and (iv) the concurrent consummation of the Merger in accordance with the terms of the Merger Agreement.

3. Limited Guarantee. Concurrently with the execution and delivery of this Agreement, Sponsor is executing and delivering to the Company a limited guarantee, dated as of the date hereof (the “Limited Guarantee”). The Company’s remedies against Sponsor under the Limited Guarantee shall, and are intended to be, the sole and exclusive direct or indirect remedies available against Sponsor (except as expressly set forth in Section 4 hereof), and no Person shall have, and no Person is intended to have, any right of recovery against Sponsor or any Non-Recourse Party (as defined in the Limited Guarantee) in respect of any liabilities or obligations arising under, or in connection with, this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby or the negotiation hereof or thereof, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement and whether or not Parent or Merger Sub’s breach is caused by Sponsor’s breach of its obligations under this Agreement, except for claims against Sponsor pursuant to the Limited Guarantee.

4. Enforceability.

(a) This Agreement may only be enforced by Parent at the direction of Sponsor; provided, however, that if the Company is granted specific performance in accordance with Section 8.15 of the Merger Agreement to cause the Commitment to be funded, Parent shall be entitled enforce its rights under and in accordance with Section 1 of this Agreement, to cause the Commitment to be funded hereunder, without the direction of Sponsor. The Company is hereby made a third party beneficiary of the rights granted to Parent under this Section 4; provided that, for the avoidance of doubt, it is understood and agreed that the Company shall not be entitled to specific performance of the Commitment unless the Company is granted specific performance in accordance with Section 8.15 of the Merger Agreement to cause the Commitment to be funded. The Company agrees to comply with the applicable provisions of this Agreement. Neither Parent’s nor the Company’s (nor any of the Company’s Affiliates’) creditors shall have any right to enforce this letter or to cause Parent to enforce this Agreement.

(b) This Agreement is being entered into by Sponsor and Parent to induce the Company to enter into the Merger Agreement. Each of Sponsor and Parent recognizes and acknowledges that a breach by it of its obligations under this Agreement will cause the Company to sustain irreparable harm for which the Company would not have an adequate remedy at law, and therefore in the event of any such breach the Company shall, without the posting of bond or other security (any requirement for which each of Sponsor and Parent hereby waives), be entitled to the remedy of specific performance. Notwithstanding anything in the foregoing to the contrary, it is understood and agreed that the Company shall have the right to cause the Commitment to be funded hereunder only if the Company is entitled to specific performance in accordance with Section 8.15 of the Merger Agreement to cause the Commitment to be funded.

5. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified, and the terms of this Agreement may not be waived, without the prior written consent of Parent and Sponsor and, in the case of any amendment, modification or waiver adverse to the Company, the Company. Together with the Limited Guarantee, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between or among Sponsor or any of its Affiliates, Parent or any of its Affiliates, and the Company or any of its Affiliates, with respect to the transactions contemplated hereby (other than the Merger Agreement and the other agreements expressly referred to herein or therein as being entered into in connection with the Merger Agreement). No assignment or other transfer of any rights or obligations hereunder shall be permitted without the consent of Sponsor and Parent and the Company; provided, that Sponsor shall be entitled to assign or transfer all or a portion of its obligations hereunder to one or more Person(s) that agree to assume Sponsor’s obligations hereunder; provided, further, such assignment or transfer shall not relieve Sponsor of any of its obligations hereunder. Any assignment or transfer in violation of the preceding sentence shall be null and void.

6. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF (I) THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND (II) THE UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (I) THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR (II) THE UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF DELAWARE AND WAIVES ANY CLAIM THAT SUCH SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY AGREES THAT A FINAL AND UNAPPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OR IN ANY OTHER MANNER PROVIDED IN LAW OR IN EQUITY.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission in “portable document format”), and all such counterparts shall together constitute one and the same agreement.

8. No Third Party Beneficiaries. Except as set forth in Section 4 and Section 11, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, is intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this Agreement.

9. Confidentiality. This Agreement is being provided to Parent and the Company solely in connection with the Merger Agreement. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by any party hereto, except with the written consent of the other parties or as required by Law.

10. Termination. This Agreement, and the obligation of Sponsor to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (i) the Closing (at which time the obligation shall be discharged), (ii) the termination of the Merger Agreement in accordance with its respective terms, and (iii) the Company or any of its controlled Affiliates commencing any Legal Action in which it asserts any claim under the Limited Guarantee or otherwise against Sponsor in connection with the Merger Agreement or any of the transactions contemplated hereby or thereby (other than (i) any claim relating to a breach or seeking to prevent a breach of the confidentiality agreement between the Company and Sponsor or any of its Affiliates, (ii) any claim by the Company seeking an injunction or other specific performance against (A) Parent and/or Merger Sub under the Merger Agreement or (B) against Sponsor to the extent and subject to the terms of the Limited Guarantee, (iii) any claim by the Company against Parent pursuant to the second sentence of Section 5.12(b) of the Merger Agreement and (iv) any claim by the Company against Parent pursuant to the last sentence of Section 5.12(b), Section 7.6 or for costs and expenses under the second to last sentence of

Section 8.15 of the Merger Agreement, which claim is asserted in the alternative to any claim by the Company seeking an injunction or other specific performance against Parent and/or Merger Sub under the Merger Agreement).

11. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, Parent covenants, agrees and acknowledges that no Person other than Sponsor has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder and that, notwithstanding that Sponsor is a limited partnership, Parent has no right of recovery under this Agreement, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability hereunder whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, successors or assignees of Sponsor or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

12. Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

13. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in this Agreement, including Sections 4, 10 and 11, be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

14. Representations and Warranties. Sponsor hereby represents and warrants to Parent that: (i) it has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership action and no other proceedings or actions on the part of it are necessary therefor; (iii) this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable by Parent and the Company against it in accordance with its terms, subject to the Enforceability Exceptions; (iv) it has available funds in excess of the sum of the Commitment plus the aggregate amount of all other commitments and obligations that it currently has outstanding; (v) the execution, delivery and performance by it of this Agreement do not and will not (A) violate any Law or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material Contract to which it is a party; and (vi) the Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise.

[Signature Page Follows]

Sincerely,

THE SPONSOR:

BLACKSTONE CAPITAL PARTNERS, VI L.P.
By:	Blackstone Management Associates VI L.L.C., its General Partner
By:	BMA VI GP L.L.C., its Sole Member

By:	/s/ Neil P. Simpkins
	Name:	Neil P. Simpkins
	Title:	Senior Managing Director

Agreed to and accepted:

THE PARENT:

BEAGLE PARENT CORP.

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins
Title: Senior Managing Director

THE COMPANY, as third party beneficiary as set forth herein:

EMDEON INC.

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens
Title: Executive Vice President

[Signature Page to Equity Commitment Letter]